EXHIBIT (a)(3)
Alpha Technologies Group, Inc.


To:      [INDIVIDUALIZE]

From:    Lawrence Butler
Date:    February 28, 2003
Re:      Offer to Exchange Options

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Alpha Technologies Group, Inc. is offering all eligible employees, directors and consultants who hold Alpha stock options the opportunity to exchange their outstanding stock options for new options exercisable at a fair market value of our stock on or about October 3, 2003. We are making the offer upon the terms and conditions described in the enclosed Offer to Exchange.

If you elect to participate in this exchange, your existing unexercised stock options (the "Old Option") will be canceled and a promise to grant a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option and will have the same vesting schedule as the Old Option. The New Option will be granted under the terms of our Amended and Restated 1994 Stock Option Plan.

Subject to the terms and conditions of this offer, we will grant the New Options on or about the first business day which is at least six months and one day after the date we canceled the options accepted for exchange. The offer is scheduled to expire on March 31, 2003 and we expect to cancel options on April 1, 2003 or as soon thereafter as possible.

IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU ALSO WILL BE REQUIRED TO TENDER ALL OPTIONS GRANTED TO YOU DURING THE SIX-MONTH PERIOD PRIOR TO COMMENCEMENT OF THE OFFER.

We are making this offer because all of our outstanding options are currently "out of the money." By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new grant date, we intend to provide you with benefits of owning options that, over time, may have a greater potential to increase in value.

Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5pm Eastern Standard Time on March 31, 2003.

Please direct any questions you may have to Jim Polakiewicz, our chief financial officer. Jim's phone number, fax number and email address are: phone number
(603) 635-5160, fax number (603) 635-5260, email address jpolak@wakefield.com.


                                                   Lawrence Butler